UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2018

Date of Report (Date of earliest event reported)

DAVIDsTEA Inc.

(Exact name of registrant as specified in its charter)

Canada	001-37404	98-1048842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5430 Ferrier, Mount-Royal
Québec, Canada

(Address of principal executive offices)

(888) 873-0006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8- K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐            Pre- commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐            Pre- commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2018, Anne Darche and Susan L. Burkman were appointed to the Board of Directors (the “Board”) of DAVIDsTEA Inc. (the “Company”), effective immediately.  Ms. Darche has also been appointed to serve as a member of the Human Resources and Compensation Committee of the Board and Ms. Burkman has also been appointed to serve as a member of the Audit Committee of the Board.

Ms. Darche and Ms. Burkman, like all the Company’s non-employee directors, will receive their director compensation under the Company’s non-employee director compensation policy.  The Company’s non-employee director compensation policy provides that they will receive an annual retainer of C$50,000, an additional C$1,000 for all meetings of the Board attended in person and an additional C$500 for all meetings of the Board attended by telephone.  Each of the annual retainer and meeting fees are payable in quarterly cash payments.  Additionally, they will each receive an annual target equity grant of 7,500 restricted stock units or deferred stock units, at their option, pursuant to the Company’s 2015 Omnibus Equity Incentive Plan.

As it does with all directors and executive officers, the Company will enter into an indemnification agreement with each of Ms. Darche and Ms. Burkman.  The indemnification agreement will require the Company to indemnify them, to the fullest extent permitted by the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec, for certain liabilities to which they each may become subject as a result of their affiliation with the Company.

The appointments of Ms. Darche and Ms. Burkman were not pursuant to any arrangement or understanding between either of them and any other person.  There are no related party transactions between the Company and either Ms. Darche or Ms. Burkman that are subject to disclosure under Item 404(a) of Regulation S-K.

On August 23, 2018, Howard Tafler, the Company’s Chief Financial Officer, announced his resignation from the Company to accept a position in another industry, effective September 22, 2018.

On August 23, 2018, the Company appointed Joe Bongiorno, age 46 and currently the Company’s Director of Finance, as Interim Chief Financial Officer, effective September 22, 2018.  Mr. Bongiorno has served as Director of Finance since September 2017.  Prior to being Director of Finance, Mr. Bongiorno served as the Company’s Controller and Manager of Financial Accounting from February 2012 until September 2017.

The appointment of Mr. Bongiorno was not pursuant to any arrangement or understanding between him and any other person. There is no family relationship between Mr. Bongiorno and any director or executive officer of the Company. There are no related party transactions between the Company and Mr. Bongiorno that are subject to disclosure under Item 404(a) of Regulation S-K.  The compensation arrangements for Mr. Bongiorno have not been amended and no additional grants or awards were made in connection with his appointment as Interim Chief Financial Officer.

A copy of the press release issued on August 24, 2018, regarding the appointments of Ms. Darche and Ms. Burkman to the Board, the resignation of Mr. Tafler as Chief Financial Officer, and the appointment of Mr. Bongiorno as Interim Chief Financial Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	DAVIDsTEA Inc. Press Release dated August 24, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: August 28, 2018	DAVIDsTEA Inc.

	By:	/s/ Herschel Segal
Herschel Segal
Executive Chairman and Interim Chief Executive Officer